EXHIBIT C
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                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                              EGL HOLDING COMPANY,


                              EGL ACQUISITION CORP.


                                       AND


                           SELECT MEDICAL CORPORATION



                          Dated as of October 17, 2004









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                                Table of Contents


ARTICLE I  THE MERGER.........................................................1

         1.1.  The Merger.....................................................1
         1.2.  Closing........................................................2
         1.3.  Effective Time of the Merger...................................2
         1.4.  Effects of the Merger..........................................2

ARTICLE II  EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES OF THE COMPANY
            AND ACQUISITION; EXCHANGE PROCEDURES..............................3

         2.1.  Effect on Capital Stock........................................3
         2.2.  Exchange of Certificates.......................................4
         2.3.  Effect of the Merger on Company Stock Options..................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES...................................7

         3.1.  Representations and Warranties of the Company..................7
         3.2.  Representations and Warranties of Parent and Acquisition......20

ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS........................24

         4.1.  Affirmative Covenants of the Company..........................24
         4.2.  Negative Covenants of the Company.............................24

ARTICLE V  ADDITIONAL AGREEMENTS.............................................27

         5.1.  Access to Information; Confidentiality........................27
         5.2.  No Solicitation...............................................27
         5.3.  Fees and Expenses.............................................30
         5.4.  Brokers or Finders............................................31
         5.5.  Indemnification; Directors' and Officers' Insurance...........32
         5.6.  Reasonable Best Efforts.......................................34
         5.7.  Publicity.....................................................35
         5.8.  Consents and Approvals; State Takeover Laws...................35
         5.9.  Notification of Certain Matters...............................36
         5.10. Continuation of Employee Benefits.............................37
         5.11. Preparation of the Proxy Statement; Special Meeting...........37
         5.12. Consequences If Rights Are Triggered..........................39
         5.13. Stockholder Litigation........................................39
         5.14.  Debt Tender Offers...........................................39
         5.15.  Stock Purchases..............................................40

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                               TABLE OF CONTENTS
                                  (continued)

ARTICLE VI  CONDITIONS PRECEDENT.............................................40

         6.1.  Conditions to Each Party's Obligation to Effect the Merger....40

         6.2.  Conditions to the Obligation of Parent and Acquisition to
               Effect the Merger.............................................41
         6.3.  Conditions to Obligation of the Company to Effect the Merger..42

ARTICLE VII  TERMINATION AND ABANDONMENT.....................................43

         7.1.  Termination and Abandonment...................................43
         7.2.  Effect of Termination.........................................45

ARTICLE VIII  MISCELLANEOUS..................................................45

         8.1.  Survival of Representations, Warranties, Covenants and
               Agreements....................................................45
         8.2.  Specific Performance..........................................46
         8.3.  Notices.......................................................46
         8.4.  Interpretation................................................47
         8.5.  Counterparts..................................................47
         8.6.  Entire Agreement; No Third Party Beneficiaries................47
         8.7.  Amendment.....................................................48
         8.8.  Waiver........................................................48
         8.9.  Governing Law.................................................48
         8.10. Submission to Jurisdiction....................................48
         8.11. Assignment....................................................49
         8.12. Severability..................................................49
         8.13. Obligation of Parent..........................................49


         EXHIBITS
         --------

         Exhibit 1......  Rollover Stockholders
         Exhibit 1.4(c).  Certificate of Incorporation of the Surviving Company
         Exhibit 2.3(a).  Company Stock Options
         Exhibit 3.1(u).  Material Contracts
         Exhibit 4.1....  Affirmative Covenants of the Company
         Exhibit 4.2....  Negative Covenants of the Company
         Exhibit 5.5(a).  Indemnification Agreements
         Exhibit 5.7....  Press Release
         Exhibit 5.14...  Debt Tender Offers
         Exhibit 8.4....  Knowledge of Parties


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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of October 17, 2004 (this "Agreement"), is made and entered into by and among EGL HOLDING COMPANY, a Delaware corporation ("Parent"), EGL ACQUISITION CORP., a Delaware corporation ("Acquisition"), and SELECT MEDICAL CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company (in the case of the Company acting on the recommendation of a special committee (the "Special Committee") formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby) has deemed it advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company (the "Merger") pursuant to
Section 251 of the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of each of Parent, Acquisition and the Company has adopted resolutions approving and declaring advisable this Agreement, the Merger and the transactions contemplated by this Agreement;

     WHEREAS, each of the stockholders of the Company listed on Exhibit 1 hereto (the "Rollover Stockholders") have, concurrently with the execution of this Agreement, executed an agreement, dated as of the date hereof, pursuant to which such Rollover Stockholders have agreed on the terms set forth therein to contribute the number of shares of Company Common Stock (as hereinafter defined) set forth opposite each such stockholder's name on Exhibit 1 under the heading "Rollover Shares" to Parent in exchange for shares of Parent capital stock immediately prior to the Merger; and

     WHEREAS, Parent, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquisition shall be merged with and into the Company at the Effective Time (as hereinafter defined). At the Effective Time, the separate corporate existence of Acquisition shall cease, and the Company shall continue as the surviving corporation under the name "Select Medical Corporation" and shall succeed to and assume all of

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the rights and obligations of the Company and Acquisition in accordance with the
DGCL. As the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation."

     1.2. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the consummation of the Merger (the "Closing") shall take place as promptly as practical following the satisfaction or waiver (subject to applicable Law (as hereinafter defined)) of all of the conditions (other than those conditions which by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (and, in any event, not more than two business days following the satisfaction or waiver of all such conditions) (the "Closing Date"), at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York 10111, unless another date, time or place is agreed to in writing by the parties hereto.

     1.3. Effective Time of the Merger. At Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing or at such time thereafter as Parent, Acquisition and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

     1.4. Effects of the Merger.

          (a) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL, including
Section 259 of the DGCL.

          (b) The directors of Acquisition and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) Effective upon and as part of the Merger, the Restated Certificate of Incorporation of the Company shall be amended in its entirety to be the same as set forth in Exhibit 1.4(c) and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation following the Merger until thereafter amended in accordance with its terms and the DGCL.

          (d) The Company shall take all required corporate action so that the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Merger until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.


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                                   ARTICLE II

               EFFECT OF THE MERGER ON THE OUTSTANDING SECURITIES
               OF THE COMPANY AND ACQUISITION; EXCHANGE PROCEDURES

     2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), the holder of any shares of capital stock of Parent or the holder of any shares of common stock, par value $.01 per share, of Acquisition (the "Acquisition Common Stock"):

          (a) Common Stock of Acquisition. Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Company Common Stock Owned by Parent or Acquisition. Each share of Company Common Stock that is owned by Parent or Acquisition or held in the treasury of the Company (collectively, the "Excluded Shares") shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Rollover Shares, Excluded Shares and Dissenting Shares (as hereinafter defined) shall be converted into the right to receive from the Surviving Corporation an amount of cash equal to $18.00 (the "Merger Consideration").

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's appraisal rights under the DGCL, but instead shall be converted into the right to receive such consideration determined to be due to such holder from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal rights pursuant to the DGCL, each Dissenting Share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Other than pursuant to an Order (as hereinafter defined), the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, settle, offer to settle or approve any withdrawal of, any such demands.


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          (e) Cancellation and Retirement of Company Common Stock. As of the
Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock being converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) (the "Certificates") shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive a cash amount equal to the product of the Merger Consideration per share multiplied by the number of shares so represented, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b).

          (f) Certain Adjustments. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), combination or exchange of shares, stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to reflect such event.

     2.2. Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a U.S. commercial bank or trust company, reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates in accordance with Section 2.1(c). At the Effective Time, Parent and the Surviving Corporation shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company, and shall deposit (or cause to be deposited) with the Paying Agent, in trust for the benefit of the holders of such Certificates, for use in the payment of the Merger Consideration in accordance with this Article II, the aggregate Merger Consideration (such cash consideration being hereinafter referred to as the "Merger Fund"). The Paying Agent shall, pursuant to irrevocable instructions of Parent and the Company given on the Closing Date, make payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

          (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail or deliver to each Person (as hereinafter defined) who was, at the Effective Time, a holder of record of Company Common Stock and whose shares are being converted into the Merger Consideration pursuant to Section 2.1(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Surviving Corporation may reasonably specify) containing instructions for use by holders of Company Common Stock to effect the exchange of their shares of Company Common Stock for the Merger Consideration as provided herein. As soon as reasonably practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer

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agent of the surrender of such shares of Company Common Stock on a book-entry account statement (it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), be entitled to an amount of cash (payable by check) equal to the product of the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the product of the Merger Consideration per share multiplied by the number of shares of Company Common Stock represented by such Certificate upon such surrender as contemplated by
Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration.

          (c) No Further Ownership Rights in Company Common Stock Exchanged for Cash. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates, and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporation for transfer, they shall be converted and exchanged for cash as provided in this Article II.

          (d) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration per share of Company Common Stock, subject to escheat and abandoned property and similar Laws (as hereinafter defined).

          (e) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f) Investment of Merger Fund. The Paying Agent shall invest any cash in the Merger Fund solely in Cash Equivalents (as defined below) as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. Any net loss resulting from such investments shall be borne by the Surviving Corporation and Parent, and the Surviving Corporation and/or Parent shall deposit additional funds with the Paying Agent equal to such net loss in order to make payments of the Merger Consideration from the Merger Fund. As used herein, "Cash Equivalents" means (i)


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obligations issued or guaranteed by the United States or its agencies or instrumentalities; (ii) obligations issued or guaranteed by any state of the United States or any political subdivision thereof, rated at least AA or the equivalent on the date of purchase by Moody's Investors' Service or Standard & Poor's; (iii) certificates of deposit and bankers' acceptances of commercial banks in the United States with combined capital and surplus of at least Three Hundred Million Dollars; and (iv) investment grade commercial paper rated in the highest commercial paper rating category of Moody's Investors' Service or Standard & Poor's maturing within one year.

          (g) Withholding Rights. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax Law, and the Surviving Corporation or the Paying Agent, as the case may be, shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement.

     2.3. Effect of the Merger on Company Stock Options.

          (a) A list showing each of the Company's stock option plans, programs and arrangements (collectively, the "Stock Plans") and options to acquire shares of Company Common Stock that are outstanding as of the date hereof under the Stock Plans (the "Company Stock Options") is set forth on Exhibit 2.3(a) (such list to include the name of the Stock Plan under which such options were issued, the holders thereof, the number of shares subject thereto and the exercise prices thereof.

          (b) At, or immediately prior to, the Effective Time, the Board of Directors of the Company or any committee administering the Stock Plans shall take all actions necessary so that all outstanding Company Stock Options heretofore granted under any Stock Plan shall be cancelled at the Effective Time. Immediately prior to the Effective Time, each Company Stock Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash equal to the product of (i) the excess, if any, of (x) the per share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option

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shall not theretofore have been exercised, whether or not then vested or exercisable. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(b) on or as soon as reasonably practicable after the Closing Date.

          (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents to ensure that, after the Effective Time, the only rights of the holders of Company Stock Options (with respect to such Company Stock Options) will be to receive the cash payment described in Section 2.3(b) in cancellation and settlement therefor.

          (d) The Stock Plans shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its reasonable best efforts to take such actions to ensure that, after the Effective Time, no holder of a Company Stock Option or any participant in or a party to any Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

          (e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law, and the Surviving Corporation shall make any required filings with and payments to tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the Company. Except (i) as set forth in the item of the disclosure schedule of the Company (the "Company Disclosure Schedule") that corresponds with the applicable subsection below (it being understood that matters disclosed in an item of the Company Disclosure Schedule shall be deemed disclosed with respect to any other subsection if it is reasonably apparent that the matters so disclosed in such item are applicable to such other subsection) or (ii) in the Company's Annual Report on Form 10K for the fiscal year ended December 31, 2003 filed with the SEC on March 15, 2004 or any SEC Documents (as hereinafter defined) filed after October 15, 2003 and prior to the date hereof, the Company hereby represents and warrants to Parent and Acquisition as follows:

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except for any failure by any of the Company's Subsidiaries to be in good standing that does not have and would not reasonably be expected to have, individually or in the

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aggregate, a Company Material Adverse Effect (as defined below). Each of the
Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, partnership or limited liability company and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the certificates of incorporation and bylaws (or other organizational documents) of the Company and its Subsidiaries. Neither the Company nor any of the Company's Subsidiaries is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults under organizational documents of the Company's Subsidiaries that do not have and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, (i) "Company Material Adverse Effect" shall mean (A) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided, that Company Material Adverse Effect shall not be deemed to include any such material adverse effect arising as a result of (1) conditions, events or circumstances (other than any changes or proposed changes in Laws, including changes or proposed changes in payment or reimbursement by government payors, but excluding the final regulatory changes announced by the Center for Medicare and Medicaid Services on August 2, 2004 applicable to long term acute care hospitals operated as "hospitals within hospitals" or "satellites") affecting either (x) the United States economy generally or (y) the industry of the Company and its Subsidiaries generally, which in each case does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (2) changes in generally accepted accounting principles or in Securities and Exchange Commission ("SEC") accounting rules, policies, practices or interpretations, (3) acts or omissions of Parent or Acquisition prior to the Effective Time, (4) acts or omissions of the Company or any of its Subsidiaries taken at the request of Parent or with the prior written consent of Parent after the date of this Agreement, (5) the effects of compliance with this Agreement by the Company or any of its Subsidiaries, including the incurrence of expenses by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, (6) acts or omissions of Parent, Acquisition, the Company or its Subsidiaries contemplated hereby that have an effect on the Company or its Subsidiaries, including any disruptions to the business of the Company or any of its Subsidiaries as a result of the execution, delivery and performance of this Agreement or the announcement of the transactions contemplated hereby,
(7) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergence or any escalation thereof, or (8) changes in the market price or trading volume of the shares of Company Common Stock (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (ii) "Subsidiary" shall mean, with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries, and (iii) "Person" shall mean any

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natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

          (b) Capital Structure.

               (i) The Company. The authorized capital stock of the Company consists of 210,000,000 shares of stock of which (A) 200,000,000 shares are Company Common Stock and (B) 10,000,000 shares are Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 545,000 shares are designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). As of the close of business on October 15, 2004 (the "Capitalization Date"), 101,867,236 shares of Company Common Stock were issued and outstanding; no shares of Preferred Stock were issued and outstanding; no shares of Company Common Stock were held in the Company's treasury; 21,704,817 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options; and there were outstanding one-half rights ("Rights") with respect to 101,867,236 one one-hundredths of a share of Series A Preferred Stock of the Company under the Rights Agreement dated as of September 17, 2001 between the Company and Mellon Investor Services LLC (the "Rights Agreement"). No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary thereof having any right to vote with the stockholders (or other equityholders) of the Company or such Subsidiary on matters submitted to the stockholders (or other equityholders) of the Company or such Subsidiary (or any securities that are convertible into or exercisable or exchangeable for any bonds, debentures, notes or other indebtedness having such voting rights) are issued or outstanding. Since the Capitalization Date, no shares of capital stock of the Company and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company have been issued, other than shares of Company Common Stock issued upon the exercise of Company Stock Options outstanding on the Capitalization Date. There are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding "phantom" stock, "phantom" stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards or other stock-based awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company or the revenues, earnings or financial performance, stock performance or other attribute of the Company (other than ordinary course payments to Company employees (including bonus payments)). There are no puts, calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case, obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such put, call, right, commitment or agreement. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and are not subject to, and have not been issued in violation of, preemptive or other similar rights. The information contained on
          Exhibit 2.3(a) with respect to the Stock Plans and the Company Stock Options is true, correct and complete in all material respects.

               (ii) Agreements Relating to Capital Stock. Except as set forth in this Agreement, there are not, as of the date hereof, any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. All registration rights agreements to which the Company or any of its Subsidiaries is a party are identified in the Company Disclosure Schedule.

               (iii) Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of organization, their respective forms of organization and the holders of their respective outstanding capital stock or other equity interests are identified in the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all pledges, liens, hypothecations, claims, charges, security interests or other encumbrances of any kind (collectively, "Liens"). All such issued and outstanding shares of capital stock or other ownership interests are validly issued, fully paid and nonassessable and no such shares or other equity interests have been issued in violation of any preemptive or similar rights. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance. There are no outstanding shares of capital stock of, or other equity interests in, any Subsidiary of the Company or securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity interests in, any Subsidiary of the Company or any outstanding awards or rights pursuant to which any Person is or may be entitled to receive any payment or other consideration or value based upon or valued by reference to the value, revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company. There are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company.

               (iv) Investments. Except for the capital stock or other equity interests of its Subsidiaries, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other corporation or securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

          (c) Authority; No Violations; Consents and Approvals.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Vote and the Disinterested Vote (as each term is hereinafter defined) (the "Company Stockholder Approval"), to perform its obligations under this Agreement. The Company's execution and delivery of this Agreement and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the

          Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Acquisition, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

               (ii) The Company's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any breach or violation of, or default (with or without notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or the loss of any material assets (including any material intellectual property assets) or the creation of any Lien under (any of the foregoing, a "Violation"), (A) any provision of the certificate or articles of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Plan (as hereinafter defined), Company Permit (as hereinafter defined), or other agreement, obligation, instrument, concession, franchise or license to which the Company or any Subsidiary of the Company is a party or by which any of their respective properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c)(iii) have been obtained and all filings and other obligations described in
          Section 3.1(c)(iii) have been made or fulfilled, any statute, law, ordinance, rule, regulation, New York Stock Exchange or other stock exchange rule or listing requirement, permit or authorization (collectively, "Laws") applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (D) any writ, judgment, decree, award, consent decree, waiver, stipulation, consent, settlement agreement, subpoena, complaint, citation, notice, summons, temporary restraining order, temporary or permanent injunction, stay, ruling or order of any Governmental Entity (collectively, "Orders") applicable to the Company or any of its Subsidiaries or their respective properties or assets except, in the case of clause (A) as it relates to the Company's Subsidiaries and in the case of clauses (B), (C) and (D) as they relate to the Company and its Subsidiaries, for any Violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (iii) No consent, approval, franchise, license, certificate of need, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, inspection, waiver or exemption from any court, tribunal, judicial body, governmental arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign (each a "Governmental Entity"), is required with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and all other applicable federal, state, foreign and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (collectively, "Competition Laws"), (B) the filing with the SEC of (1) a proxy statement in preliminary form and in definitive form for distribution to the stockholders of the Company in advance of the Special Meeting (as hereinafter defined) in accordance with Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement") and (2) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries does business, (D) compliance with any applicable requirements of state blue sky, securities or takeover Laws or New York Stock Exchange listing requirements and (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) Disclosure Documents. Since October 15, 2003, the Company has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to federal securities Laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, in effect as of the time of filing. None of the Company SEC Documents filed pursuant to the Exchange Act as of the time filed, nor any of the Company SEC Documents filed pursuant to the Securities Act as of the time of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document filed and publicly available prior to the date hereof. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

          (e) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement (the "Schedule 13E-3") or the Offer Documents (as hereinafter defined) will, in the case of the Proxy Statement, on the date it is first mailed to the holders of the Company Common Stock or on the date (the "Meeting Date") of the related Special Meeting, in the case of the
Schedule 13E-3, on the date that it is filed with the SEC, or in the case of the Offer Documents, on the date first mailed to the holders of the Senior Subordinated Notes (as hereinafter defined) or on the date that Senior Subordinated Notes are accepted for payment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form, in all material respects, with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by or on behalf of Parent or Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or the Offer Documents.

          (f) Compliance. The conduct by the Company and its Subsidiaries of their respective businesses is in compliance with all applicable Laws, except for such instances of noncompliance as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (g) Company Permits. The Company and its Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries as currently conducted (each a "Company Permit"), and are in compliance with the terms thereof, except where the failure to hold any such Company Permit or to be in compliance with the terms thereof does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any action pending or threatened by any Governmental Entities to revoke, withdraw or suspend any Company Permit, except where such revocation, withdrawal or suspension would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (h) Litigation. There is no claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Person that the Company or any such Subsidiary has agreed to indemnify in respect thereof ("Company Litigation"), the resolution of which has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than Company Litigation arising after the date of this Agreement relating to the approval of this Agreement and the transactions contemplated hereby). There is no Order outstanding against the Company or any of its Subsidiaries or affecting any of their respective properties, assets or business operations the operation or effect of which does have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (i) Taxes. Each of the Company and its Subsidiaries has duly filed with the appropriate taxing authority all material tax returns, reports, declarations, estimates, information returns and statements, including any related schedules, attachments or other supporting information and including any amendment thereto ("Tax Returns") required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and such Tax Returns, when filed, were true, correct and complete in all material respects. Except as does not and would not reasonably be expected to have a Company Material Adverse Effect, all material taxes due and owing (whether or not reflected on any Tax Return) by the Company or any of its Subsidiaries have been timely paid or adequately reserved or properly accounted for in accordance with GAAP by the Company and its Subsidiaries. Except as does not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of taxes (including employee related taxes). As of the date hereof, except as does not and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no audit examination, deficiency refund litigation, proposed adjustment, proposed adjustment proceeding (whether judicial or administrative) or matter in controversy pending or, to the knowledge of the Company, threatened with respect to any taxes due and owing by the Company or any of its Subsidiaries, (ii) there are no outstanding agreements or waivers extending the statutory period of limitations for a tax assessment applicable to any Tax Return with respect to a taxable period for which such statute of limitations is still open and (iii) there are no liens for taxes on any asset of the Company or any of its Subsidiaries. As used in this Agreement the term "taxes" includes all domestic or foreign federal, state or local income, franchise, property, sales, use, ad valorem, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses and governmental fees or other like assessments including obligations for withholding taxes from payments due or made to any other person, together with any interest, penalties, fines or additional amounts imposed by any taxing authority or additions to tax.

          (j) Pension and Benefit Plans; ERISA.

                    (i) For purposes of this Agreement, the term "Plan" shall refer to any of the following currently maintained by the Company, any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code, or with respect to which the Company, any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code currently contributes or has any current obligation to contribute, for the benefit of any current or former employees, officers or directors of the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability: any written "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), deferred compensation or change-in-control agreement, executive compensation, incentive bonus or other bonus arrangement, employee pension, profit sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or other material employee benefit plan, program, arrangement, agreement or commitment (whether or not in writing).

                    (ii) The Company Disclosure Schedule identifies each Plan. During the period for which the relevant statute of limitations remains open, none of the Plans are:

                              (A) a defined benefit plan subject to Title IV of
                    ERISA;

                              (B) a "Multiemployer plan" as defined in Section
                    4001 of ERISA; or

                              (C) a "Multiple Employer Plan" as that term is
                    defined in Section 413(a) of the Code.

                    (iii) No Person has incurred any material liability under Title IV of ERISA or Section 412 of the Code during the time such Person was required to be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code that does have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                    (iv) Each Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under
          Section 401 of the Code has either received a favorable determination letter from the Internal Revenue Service with respect to such qualification or has filed for such a determination letter with the Internal Revenue Service within the time permitted under Section 401(b) of the Code, and nothing has occurred since the date of such determination letter (or the filing for such a determination letter) that has resulted in or would reasonably be expected to result in a tax qualification defect that would reasonably be expected to have a Company Material Adverse Effect.

                    (v) Each Plan has been operated and administered in accordance with its terms and in compliance with applicable ERISA provisions and the Code, except for such instances of noncompliance that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                    (vi) Except as provided by Law (including without limitation so-called "COBRA") no Plan provides benefits in the nature of health or medical insurance to employees or their dependents after their termination of employment with the Company or Subsidiary.

          (k) Absence of Certain Changes or Events. Except as contemplated by this Agreement, since June 30, 2004, (i) each of the Company and its Subsidiaries has conducted its business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement),
(ii) no event has occurred and no action has been taken that would have been prohibited by the terms of Section 4.2 if such Section had been in effect as of and at all times since June 30, 2004, except for such events and actions that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) there has not been any change, event, condition, circumstance or state of facts (whether or not covered by insurance) that has had or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (l) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that do have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than (i) liabilities reflected in the Company's financial statements (together with the related notes thereto) filed with the Company's Quarterly Report on Form 10Q for the fiscal quarter ended

June 30, 2004, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that were incurred in the ordinary course of business since June 30, 2004.

          (m) Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company have received the opinion of Banc of America Securities LLC (the "Financial Advisor"), dated October 17, 2004, to the effect that, as of such date and subject to the qualifications stated therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Acquisition and their respective subsidiaries and affiliates and the Rollover Stockholders) is fair from a financial point of view to such holders.

          (n) Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is, to the knowledge of the Company, the subject of any federal, state, local or foreign investigation, (ii) has received any written notice or claim within the past twelve months or (iii) has entered into any negotiations or agreements with any Governmental Entity, in each of the cases described in subclauses (i), (ii) and (iii) above, relating to any material liability or material remedial action or potential material liability or material remedial action under any Environmental Laws (as defined below). Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, there has been no Release (as defined below) by the Company or any of its Subsidiaries or, to the knowledge of the Company, there has been no Release by any other party or any threat of a Release, of any Hazardous Substance on, at, from or, to the knowledge of the Company, to any Company Real Property and (ii) none of the Company Owned Real Property (as defined below) or Company Leased Real Property (as defined below) has been used by the Company and its Subsidiaries, or, to the knowledge of the Company, any other party, for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site. As used in this Agreement, (i) the term "Environmental Law" means any Law relating to the protection of the environment, health, safety and natural resources, including for the prevention of pollution or contamination, or the cleanup, regulation and protection of the air, water or soil in the indoor or outdoor environment, (ii) the term "Release" means the spill, emission, leaking, pumping, injecting, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the indoor or outdoor environment and
(iii) the term "Hazardous Substances" means any pollutant, contaminant, effluent, emission, radioactive substance, toxic substance, hazardous waste, hazardous material, medical waste, radioactive waste, special waste, petroleum or petroleum derived substance or waste, asbestos (and any substance containing asbestos), polychlorinated biphenyls, flammable explosives, methane, chemicals known to cause cancer or reproductive toxicity, any material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential threat to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported, or otherwise handled, all other substances or related materials defined as hazardous or toxic in, or otherwise included within the scope of, any Environmental Law, and any hazardous or toxic constituent thereof.

          (o) Vote Required. Assuming that the representations and warranties made by Parent and Acquisition in Section 3.2(h) are true and correct, the affirmative vote of the holders of (i) a majority of the shares of Company Common Stock outstanding as of the record date for the Special Meeting (such vote is sometimes referred to as the "Required Vote") and (ii) a majority of the shares of Company Common Stock outstanding as of the record date for the

Special Meeting, excluding the shares of Company Common Stock held by Parent, Acquisition or any of their respective affiliates and by the Rollover Stockholders (such vote is sometimes referred to as the "Disinterested Vote") are the only votes of the holders of any class or series of the Company's capital stock or other securities necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and perform the other transactions contemplated hereby.

          (p) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held on October 17, 2004, has, upon recommendation of the Special Committee, by the vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to their fiduciary duties under applicable Law and subject to
Section 5.2(d), that the holders of the shares of Company Common Stock approve and adopt this Agreement.

          (q) Intellectual Property. Except as does not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a license or other right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights used in their respective businesses as currently conducted (collectively, "Company Intellectual Property"), and (ii) neither the Company nor any of its Subsidiaries has received written notice indicating that any of the Company Intellectual Property infringes upon the intellectual property rights of any third party.

          (r) Properties. The Company Disclosure Schedule contains a complete and accurate listing of all real property owned by the Company and its Subsidiaries (the "Company Owned Real Property"). The Company or a Subsidiary thereof has good, valid and marketable title to all of the Company Owned Real Property and all of their other material properties and assets, in each case free and clear of all Liens, except (A) imperfections of title and encumbrances that are not material in character, amount or extent and that do not, in any material respect, detract from the value of, or, in any material respect, interfere with the present use of, such properties or assets, (B) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (C) statutory or common law Liens under leases or rental agreements which are confined to the premises or property leased or rented, (D) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance or old age pension programs mandated under applicable Law, (E) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen and other statutory or common law Liens to secure claims for labor, materials or supplies, (F) purchase money security interests incurred in connection with the purchase of property or assets that are reflected in the financial statements included in the SEC Documents filed prior to the date of this Agreement that are limited to the property or assets so acquired, and (G) with respect to Company Owned Real Property only, Liens reflected in title records. Except as does not have and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by the Company or any of its Subsidiaries (the "Company Leased Property"). Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries has the right to use and occupancy of the Company Leased Property for the full term of the lease or sublease relating thereto, (B) each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary thereof and of the other parties thereto, and there is no, nor has the Company or any of its Subsidiaries received notice of, any material default thereunder, and (C) neither the Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby.

          (s) Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that are customary in all material respects for companies of similar size and financial condition in the Company's industry. All such policies are in full force and effect, all premiums due and payable thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies, except where such failure to be in full force and effect, such nonpayment or such noncompliance does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has been advised of any defense to coverage or reservation of rights in connection with any claim to coverage asserted or noticed by the Company or any of its Subsidiaries under or in connection with any of their existing insurance policies. None of the Company or its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders or a material decrease in coverage or a material increase in deductible or self insurance retention.

          (t) Labor Matters. None of the Company or any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is
(i) no strike or material labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, no union certification petition has been filed with respect to the employees of the Company or its Subsidiaries.

          (u) Contracts. (A) Subsections (i) through (iii) of Exhibit 3.1(u) to this Agreement each contain, as of the date of this Agreement, a complete and accurate listing of the following contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations, whether written or oral (and, if oral, a complete and accurate summary thereof), to which the Company or any Subsidiary of the Company is a party, together with all amendments, waivers or other changes thereto:

                    (i) each contract, agreement, commitment, lease, license, arrangement, instrument and/or obligation which is reasonably likely to involve aggregate annual payments by the Company or any Subsidiary of the Company of more than $5,000,000;

                    (ii) all contracts and agreements relating to (A) any indebtedness (which does not include accounts payable incurred in the ordinary course of business), notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries,
          (B) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (C) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (D) any financing of the Company or any of its Subsidiaries effected through "special purpose entities" or synthetic leases or project financing, (E) any obligations of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (F) any obligation or liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps, currency derivatives and similar hedging obligations or (G) any guaranty of any of the foregoing (the liabilities and obligations referred to in (A) through (G) above, "Indebtedness") in excess of $1,000,000, or any Liens upon any properties or assets of the Company or any Subsidiary of the Company as security for such Indebtedness; and

                    (iii) all contracts, agreements and arrangements entered into since August 1, 2002 by the Company or any of its Subsidiaries and any other Person providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division or unit thereof or any material amount of assets of such other Person that involved or involves the payment of consideration in excess of $10,000,000.

          (B) Except for matters that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any contract, lease, license or other agreement or instrument, (ii) to the knowledge of the Company, none of the other parties to any such contract, lease, license or other agreement or instrument is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such contract, lease, license or other agreement or instrument whether as a termination or cancellation for convenience or for default of the Company or any of its Subsidiaries.

          (v) Affiliate Contracts and Affiliated Transactions. Except as described in the Company SEC Documents filed prior to the date hereof, no executive officer or director of the Company or of any Subsidiary of the Company (or, to the Company's knowledge, any family member of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 5% or more of the Company Common Stock is a party to any material contract, agreement, commitment, lease, license, arrangement, instrument, obligation, transaction or understanding with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.

          (w) Rights Agreement Amendment. The Company has entered into an amendment to the Rights Agreement pursuant to which (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the consummation of the Merger shall not result in a "Distribution Date" (as defined in the Rights Agreement), (iii) consummation of the Merger shall not result in Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS"), Parent, Acquisition, the Rollover Stockholders or their respective spouses, associates, affiliates, general partners and limited partners or Subsidiaries being an "Acquiring Person" (as defined in the Rights Agreement), result in the occurrence of a "Triggering Event" (as defined in the Rights Agreement) or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Company Common Stock to which they are attached and (iv) the Rights Agreement and the Rights will expire immediately prior to the Effective Time.

          (x) State Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any state Law (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary to approve WCAS, Parent, Acquisition, the Rollover Stockholders and their respective spouses, associates, affiliates, general partners and limited partners and Subsidiaries, or any combination thereof, becoming "interested stockholders" (within the meaning of Section 203 of the DGCL), in connection with negotiating and entering into agreements or otherwise having arrangements or understandings, in each case among themselves solely in connection with the participation of all or any of them in the transactions contemplated by this Agreement and/or the ownership of Parent.

     3.2. Representations and Warranties of Parent and Acquisition. Except as set forth in the disclosure schedule of Parent and Acquisition (the "Parent Disclosure Schedule"), Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

          (a) Organization, Standing and Power. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Acquisition is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so be qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as hereinafter defined). Each of Parent and Acquisition has heretofore made available to the Company complete and correct copies of its certificate of incorporation and bylaws (or other organizational documents). Neither Parent nor Acquisition is in violation of or default under the provisions of any such organizational documents, except for any such violations or defaults that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of common stock of Parent, all of which shares have been validly issued and are fully-paid, nonassessable and owned by WCAS. The authorized capital stock of Acquisition consists of 100 shares of Acquisition Common Stock, all of which shares are fully-paid, nonassessable and owned by Parent. Parent has never had and does not have any Subsidiaries other than Acquisition, and Acquisition has never had and does not have any Subsidiaries.

          (c) Authority; No Violations; Consents and Approvals.

                    (i) Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. Each of Parent's and Acquisition's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition have been duly authorized by all necessary corporate action on the part of Parent and Acquisition. This Agreement has been duly executed and delivered by Parent and Acquisition and, assuming the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Acquisition enforceable against them in accordance with its terms except as the enforcement hereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

                    (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Acquisition will not result in any Violation of (A) any provision of the Certificate of Incorporation or Bylaws of Parent or Acquisition,
          (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, plan, permit or other agreement, obligation, instrument, concession, franchise or license to which Parent or Acquisition is a party or by which any of their properties or assets are bound, (C) assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c)(iii) have been obtained and all filings and obligations described in Section 3.2(c)(iii) have been made or fulfilled, any Law applicable to Parent or Acquisition or to their properties or assets or (D) any Order applicable to Parent or Acquisition or to their properties or assets, except, in the case of clauses (B), (C) and (D) only, for any Violations that do not and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and Acquisition, taken as a whole, or on the ability of Parent or Acquisition to perform its obligations under this Agreement (a "Parent Material Adverse Effect").

                    (iii) No consent, approval, franchise, license, order or authorization of, or registration, declaration or filing with, notice, application or certification to, or permit, waiver or exemption from any Governmental Entity is required by or with respect to Parent or Acquisition in connection with its execution and delivery of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except for (A) the requirements of Competition Laws applicable to the transactions contemplated hereby,
          (B) the filing with the SEC of the Schedule 13E-3 and such other schedules or reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware, (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover Laws and
          (E) such other consents, approvals, franchises, licenses, orders, authorizations, registrations, declarations, filings, notices, applications, certifications, permits, waivers and exemptions the failure of which to be obtained or made have not and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d) Information Supplied. None of the information to be supplied by Parent and Acquisition specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock or on the Meeting Date, and none of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Meeting Date, any event with respect to Parent or Acquisition, or with respect to information supplied by Parent or Acquisition specifically for inclusion in the Proxy Statement or the Schedule 13E-3, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described by Parent or Acquisition and included by the parties hereto in the
Schedule 13E-3 or provided to the Company for inclusion in the Proxy Statement. All documents that Parent and Acquisition are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the applicable provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Parent nor Acquisition makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

          (e) Limited Operations of Parent and Acquisition. Parent and Acquisition were each formed on October 14, 2004 solely for the purpose of engaging in the transactions contemplated hereby. Neither Parent nor Acquisition has engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the transactions contemplated hereby and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, neither Parent nor Acquisition has incurred any material obligations or liabilities or engaged in any business activities. As of the date of this Agreement, Parent, Acquisition and their respective affiliates own less than 5% of the outstanding Company Common Stock.

          (f) Financing. Parent has received, executed and delivered a commitment letter, dated as of October 17, 2004 (the "Senior Bank and Bridge Loan Commitment Letter") from JPMorgan Chase Bank, Wachovia Bank, National Association and Merrill Lynch Capital Corporation (the "Lenders") and certain of their affiliates, pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide to Acquisition (i) up to $780,000,000 in senior secured debt financing ($480,000,000 of which would be in the form of term loans and $300,000,000 of which would be in the form of a revolving credit facility) and (ii) in the event that Acquisition is unable to complete at the Closing a public offering or a Rule 144A or other private placement offering of not less than $660,000,000 of senior subordinated notes, up to $660,000,000 of bridge financing in the form of senior subordinated increasing rate bridge loans, in each case, to complete the transactions contemplated hereby (such financing described in the Senior Bank and Bridge Loan Commitment Letter, the "Bank Financing"). In addition, Parent has received, executed and delivered (i) commitment letters, dated as of October 17, 2004 (the "Equity Commitment Letters") from WCAS and Thoma Cressy Fund VII, L.P. ("TCEP") pursuant to which WCAS and TCEP have committed, subject to the terms and conditions set forth therein, to provide to Parent an aggregate $617,200,000 in cash in exchange for shares of capital stock of Parent and (ii) a commitment letter, dated as of

October 17, 2004 (the "WCAS CP IV Commitment Letter", and together with the Senior Bank and Bridge Loan Commitment Letter and the Equity Commitment Letters, the "Financing Letters") from WCAS Capital Partners IV, L.P. ("WCAS CP IV") pursuant to which WCAS CP IV has committed, subject to the terms and conditions set forth therein, to provide to Parent $150,000,000 in cash in exchange for senior subordinated notes and shares of capital stock of Parent, in each case, to complete the transactions contemplated hereby. True and complete copies of the Financing Letters as in effect on the date of this Agreement have been furnished to the Company. As of the date of this Agreement, the Financing Letters are valid and in full force and effect. The financing sources' obligations to fund the commitments under the Financing Letters are not subject to any conditions other than as set forth in the Financing Letters. No event has occurred that (with or without notice, lapse of time, or both) would constitute a default under the Financing Letters on the part of Parent or Acquisition. Neither Parent nor Acquisition is aware of any reason, fact or circumstance existing on the date of this Agreement that (A) makes or is reasonably likely to make any of the statements set forth in any Financing Letter inaccurate, (B) has caused or is reasonably likely to cause any Financing Letter to not be in full force and effect or (C) precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in any Financing Letter. Parent has paid all commitment and other fees required to be paid under the Financing Letters on or prior to the date hereof (and will pay all such fees that are required to be paid after the date hereof).

          (g) Solvency. Neither Parent nor Acquisition is entering into the transactions contemplated by this Agreement with actual intent to hinder, delay or defraud either present or future creditors. Neither Parent nor Acquisition is in breach of default of any obligation owed to any creditor for Indebtedness or any other creditor who may have a Lien on any of its rights and assets. Neither Parent nor Acquisition has, either voluntarily or involuntarily, (i) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency Law, (ii) made an assignment for the benefit of creditors, (iii) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (iv) had a petition in bankruptcy filed against it, or (v) been adjudged bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws. After giving effect to the consummation of the transactions contemplated hereby and the debt incurred to finance such transactions, (A) the sum of the present fair saleable value of the assets of the Surviving Corporation will exceed the sum of its total liabilities, (B) the Surviving Corporation will not have incurred, nor believed that it will have incurred, debts beyond its ability to pay such debts as such debts mature, and
(C) the Surviving Corporation will have sufficient capital with which to conduct its current businesses and proposed businesses, and the property of the Surviving Corporation will not constitute unreasonably small capital with which to conduct its present businesses and proposed businesses. Notwithstanding anything to the contrary contained above, (A) each representation and warranty contained in this Section 3.2(g) that is being made on the date hereof with respect to the Surviving Corporation after giving effect to the consummation of the transactions contemplated hereby is made on the date hereof assuming that
(i) the Company's representations and warranties in Sections 3.1(d), 3.1(h) and 3.1(l) are true and correct, in each case, in all respects (without giving effect to any knowledge, materiality or Material Adverse Effect or similar qualifier), (ii) no circumstance, event or condition (or aggregation of circumstances, events or conditions) occurring after the date of this Agreement will have had at the Effective Time a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole, and (iii) the Company will comply in all respects with its obligations under Sections 4.1 and
4.2 hereof at all times between the date of this Agreement and the Effective Time and (B) all certifications in the bring-down certificate required under Section 6.3(a) that relate to this Section 3.2(g) shall be made assuming that all certificates delivered by the Company at Closing pursuant to Sections 6.2(a) and (b) are true and correct, in each case, in all respects (without giving effect to any knowledge, materiality or Material Adverse Effect or similar qualifier).

          (h) Delaware Law. None of Parent, Acquisition or any of their respective affiliates was an "interested stockholder" as such term is defined in
Section 203 of the DGCL (other than as a result of a transaction approved by the Board of Directors of the Company as described in Section 203(a)(1) of the DGCL) at any time during the three-year period immediately preceding the execution and delivery of this Agreement.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. Affirmative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Exhibit 4.1 or as otherwise expressly contemplated by this Agreement or (ii) to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to carry on in all material respects their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     4.2. Negative Covenants of the Company. During the period from the date of this Agreement to the Effective Time, except (i) as set forth on Exhibit 4.2 or as otherwise expressly contemplated by this Agreement or (ii) to the extent that Parent shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) (i) declare, set aside or pay dividends on, or make other distributions (whether in cash, stock or property) in respect of, any capital stock (other than cash dividends and distributions by Subsidiaries of the Company to the Company or a wholly-owned Subsidiary of the Company or the Company's regular quarterly dividend), or set aside funds therefor, (ii) adjust, split, combine or reclassify any capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock or (iii) purchase, redeem or otherwise acquire any capital stock or securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock, or set aside funds therefor (except upon the exercise of Company Stock Options outstanding on the date of this Agreement as set forth on Exhibit 2.3(a) to the extent cashless exercises are provided for in the Stock Plan governing such Company Stock Option);

          (b) (i) except for shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date of this Agreement that are issued in accordance with the current terms thereof and the Stock Plans, issue, deliver, hypothecate, pledge, sell or otherwise encumber any shares of capital stock, any other voting securities or any securities directly or indirectly convertible into, or exercisable or exchangeable for, capital stock or other voting securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units or (ii) amend the terms of any outstanding debt or equity security (including any Company Stock Option) or any Stock Plan;

          (c) amend or propose to amend its certificate or articles of incorporation or bylaws (or other organizational documents);

          (d) (i) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof, (ii) acquire or agree to acquire any assets, except for acquisitions of inventory, equipment, raw materials, tools and other assets in the ordinary course of business and consistent with past practice or
(iii) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement in the ordinary course of business consistent with past practice; provided, that the foregoing clauses (i) and (ii) shall not prohibit any acquisition (or series of related acquisitions) which does not involve, and is not reasonably expected at the time of consummation thereof to involve, payments by the Company and its Subsidiaries in excess of (A) $10,000,000 in respect of any single acquisition or series of related acquisitions or (B) $100,000,000, when taken together with all other such acquisitions made after the date hereof pursuant to this proviso and the amount of all capital expenditures made after the date hereof pursuant to the CapEx Basket (as hereinafter defined) (the foregoing proviso, the "Acquisition Basket");

          (e) sell, lease, license, encumber or otherwise dispose of, or subject to any Lien, any of its assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) other dispositions so long as the aggregate value of all assets so disposed does not exceed $10,000,000;

          (f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

          (g) except for increases in the compensation of employees (other than employees who are directors or executive officers) made in the ordinary course of business and consistent with past practice, and except as may be required by applicable Law or pursuant to any Plan or any employment agreement existing on the date of this Agreement, (i) grant to any current or former director, officer or employee any material increase in compensation, severance, termination pay or fringe or other benefits, (ii) enter into any new, or amend (including by accelerating rights or benefits under) any existing, employment, indemnification, change of control, severance or termination agreement with any current or former director or executive officer or (iii) establish, adopt or become obligated under any new Plan or collective bargaining agreement or amend (including by accelerating rights or benefits under) any such Plan or arrangement in existence on the date hereof (except, in each case, to the extent required by applicable Law);

          (h) (i) assume, incur or guarantee any Indebtedness after the date hereof in excess of $5,000,000 in the aggregate at any one time outstanding,
(ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) guarantee any other obligations of any other Person or (iv) enter into any "keep well" or other agreement to maintain the financial condition of any other Person or any other agreement having the same economic effect;

          (i) other than as required by SEC guidelines, GAAP or applicable Law, revalue any material assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

          (j) settle or compromise any pending or threatened claims, litigation, arbitrations or other proceedings (A) involving potential payments by or to the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate, (B) that admit liability or consent to material non-monetary relief, or (C) that otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (k) (i) other than with respect to the Debt Offers (as hereinafter defined), pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, (ii) cancel any Indebtedness, (iii) waive or assign any claims or rights that would reasonably be expected to have a value exceeding $1,000,000 or (iv) waive any material benefits of, or agree to modify in any material respect, or materially fail to enforce, or consent to any material matter with respect to which consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (except for the Confidentiality Agreement);

          (l) (i) make or rescind any material tax election, (ii) take any tax position or settle or compromise any claim, action, suit, arbitration, investigation, audit, examination, litigation, proceeding (whether judicial or administrative) or matter in controversy relating to taxes (A) involving potential payments by the Company or any of its Subsidiaries of more than $1,000,000 in the aggregate, (B) that admit liability or consent to any material non-monetary relief, or (C) that otherwise would reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect, or
(iii) make any material change to its method of reporting income, deductions or other tax items for tax purposes;

          (m) enter into any new line of business;

          (n) make any capital expenditure; provided that the Company and its Subsidiaries shall be permitted to make any capital expenditure (or series of related capital expenditures) of less than $10,000,000, individually, or $100,000,000, when taken together with all other capital expenditures made after the date hereof pursuant to this proviso and the aggregate amount of all acquisitions made after the date hereof pursuant to the Acquisition Basket (the foregoing proviso, the "CapEx Basket");

          (o) enter into any material contract, agreement or arrangement to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to result in a Violation of such contract, agreement or arrangement;

          (p) enter into, modify, amend, cancel or terminate any contract, agreement or arrangement which if so entered into, modified, amended or terminated would reasonably be expected to have a Company Material Adverse Effect or in a manner that would cause a breach of this Agreement;

          (q) subject to Section 5.2, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

          (r) subject to Section 5.2, except to the extent that the Board of Directors of the Company (acting through the Special Committee) deems necessary or advisable in connection with the entering into of a Permitted Alternative Agreement (as hereinafter defined) in compliance with the provisions of this Agreement, (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined in the Rights Agreement) with respect to, or to render the Rights inapplicable to, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become nonredeemable at the redemption price currently in effect, or (iii) take any action which would allow any Person other than Parent or Acquisition or any of their affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person;

          (s) knowingly or intentionally take any action that results or is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

          (t) agree to or make any commitment to take any actions prohibited by this Section 4.2.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1. Access to Information; Confidentiality. Except for information relating to Company Acquisition Proposals and information that, if provided, would adversely affect the ability of the Company or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or as limited by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and Acquisition (including financing sources and their officers, employees, accountants, counsel and other representatives), during normal business hours and upon reasonable request, reasonable access to
(i) all of the Company's and its Subsidiaries' books, records, leases, licenses, and contracts (ii) subject to the Company's prior written consent in each instance (which consent shall not be unreasonably withheld, delayed or conditioned), to the Company's and its Subsidiaries' properties, customers, officers, employees, accountants, counsel and other representatives who have material knowledge relating to the Company or any of its Subsidiaries and (iii) to financial and operating data and other information relating the Company and its Subsidiaries. Parent and Acquisition shall conduct any investigation under this Section 5.1 is a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. The Confidentiality Agreement, dated August 27, 2004, between WCAS and the Company (the "Confidentiality Agreement"), shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby, and Parent and Acquisition shall comply with the provisions of the Confidentiality Agreement.

     5.2. No Solicitation.

          (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on November 6, 2004 (the "Exclusivity Period Start Date"), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the "Company Representatives") shall have the right (acting under the direction of the Special Committee) to (i) initiate, solicit and encourage Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

          (b) Subject to Section 5.2(c) and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start Date, a written indication of interest that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) reasonably believes is bona fide and could reasonably be expected to result in a Superior Proposal (as hereinafter defined) (each such Person or group, an "Excluded Party"), from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall not direct, authorize or permit any of the Company Representatives, and shall be responsible for noncompliance with the following provisions by any of the foregoing, to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) any prospective purchaser in a manner that, or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or, may reasonably be expected to lead to any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 5.2(c) and except as may relate to an Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and
(B) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party which was not previously provided to Parent.

          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), if at any time prior to obtaining Company Stockholder Approval, (i) the Company has otherwise complied with its obligations under this Section 5.2 and the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company

(acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement and
(B) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Nothing contained in this Section 5.2 shall prohibit the Company or the Board of Directors of the Company (in each case, acting through the Special Committee if such committee still exists) from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

          (d) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent and Acquisition), or publicly propose to withdraw (or modify in a manner adverse to Parent and Acquisition), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to proposed issuer of any such securities); provided, that the Company shall not be prohibited from entering into a Permitted Alternative Agreement (as hereinafter defined) in accordance with Section 7.1(g). Notwithstanding the foregoing, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with its independent financial advisors and outside counsel) that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

          (e) From and after the date hereof, the Company shall provide notice to Parent of any intent to take any of the actions described in Section 7.1(f) or to terminate this Agreement pursuant to Section 7.1(g) or to enter into a Permitted Alternative Agreement.

          (f) As used in this Agreement, "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

          (g) As used in this Agreement, "Superior Proposal" means a Company Acquisition Proposal (but changing the references to "20% or more" in the definition of "Company Acquisition Proposal" to "50% or more") which the Board of Directors of the Company (acting through the Special Committee) in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, (in their capacities as stockholders) than the transactions contemplated hereby (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).

          (h) As used in this Agreement, an "Acceptable Confidentiality Agreement" shall mean a confidentiality and standstill agreement that contains provisions which are no less favorable to the Company than those contained in the Confidentiality Agreement.

     5.3. Fees and Expenses.

          (a) Except as otherwise provided in this Section 5.3 and except with respect to claims for damages incurred as a result of a material and willful breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. The Company shall pay all costs and expenses in connection with the printing and mailing of the Proxy Statement as well as all SEC filing fees related thereto.

          (b) In the event of any termination of this Agreement (i) by Parent under Section 7.1(f), (ii) by the Company under Section 7.1(g) or (iii) by Parent or the Company under Section 7.1(c) or 7.1(h) if, but only if (in the case of termination under Section 7.1(c) or Section 7.1(h) only) (A) a proposed Company Acquisition Proposal shall have been communicated to the Board of Directors of the Company or the Special Committee or publicly announced prior to the (x) Termination Date (as hereinafter defined), in the case of a termination under Section 7.1(c), or (y) Special Meeting, in the case of a termination under
Section 7.1(h), and (B) within twelve months after such termination pursuant to 7.1(c) or 7.1(h), the Company (and/or its Subsidiaries) enter(s) into a definitive agreement with the Person or group (or any affiliate of any such Person or any member of such group) that made the Company Acquisition Proposal referred to in clause

(A) above) with respect to, or consummate(s), a transaction that would have constituted a Company Acquisition Proposal (the "Subsequent Transaction"), then the Company shall (A) pay to WCAS Management Corporation ("WCAS Management"), a fee in the amount of $40,000,000 (the "Company Termination Fee") and (B) reimburse WCAS Management for the documented out-of-pocket fees and expenses reasonably incurred by it, Parent and Acquisition in connection with this Agreement and the transactions contemplated hereby (including fees and other amounts (including fees and other payments based on a percentage of the Company Termination Fee or the proposed aggregate Merger Consideration) payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to WCAS Management, Parent and its affiliates) (the "Expenses") in an amount not to exceed $750,000, in each case, in cash, by wire transfer of immediately available funds to an account designated by WCAS Management. To the extent required by Section 5.3(b), the Company shall pay the Company Termination Fee to WCAS Management (x) in the case of a termination pursuant to Section 7.1(f) or 7.1(g), on the day of termination of this Agreement or (y) in the case of a termination pursuant to Section 7.1(c) or 7.1(h), on the date, if any, of the entering into of a definitive agreement with respect to, or the consummation of, as the case may be, a Subsequent Transaction. The Company shall reimburse such Expenses, to the extent required by this Section 5.3(b) above, promptly after receiving an invoice therefor from Parent. Parent shall deliver such invoice on or after the date on which the Company is obligated to pay the Company Termination Fee to Parent under this
Section 5.3(b). In the event of any termination of this Agreement by Parent under Section 7.1(d) where the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform, on the day of termination of this Agreement the Company shall pay to WCAS Management a fee in the amount of $10,000,000 in cash, by wire transfer of immediately available funds to an account designated by WCAS Management. In the event of any termination of this Agreement by the Company under Section 7.1(e) where the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform, on the day of termination of this Agreement Parent shall pay to the Company a fee in the amount of $10,000,000 in cash, by wire transfer of immediately available funds to an account designated by the Company.

     5.4. Brokers or Finders.

          (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

          (b) Parent and Acquisition represent, as to themselves and their respective affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to receive from the Company any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition, except as set forth in the Financing Letters and as set forth in the Parent Disclosure Schedule.

     5.5. Indemnification; Directors' and Officers' Insurance.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or other agent of the Company or any of its Subsidiaries (each, together with such Person's heirs, executors, administrators and other representatives, the "Indemnitees") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, (i) the fact that he or she is or was a director, officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (collectively, "Actions"), subject to this Section 5.5(a), after the Effective Time, Parent and the Surviving Corporation, acting jointly and severally, shall indemnify and hold harmless, to the fullest extent permitted by Law, each Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including, as described below, reasonable attorney's fees and expenses), judgments, and amounts paid in settlement, all in connection with any Action. Within 7 days after an Indemnitee receives notice of any Action, such Indemnitee shall give Parent written notice thereof together with a copy of any written claim, process or other legal pleading; provided, that failure so to notify Parent shall not relieve Parent from any liability that it may have under this Section 5.5(a), except to the extent Parent shall have been actually and materially prejudiced by such failure. Parent may, within 20 days after receiving notice of such Action (or sooner, if the nature of such Action so requires, but in no event within less than five business days after receiving such notice) notify the Indemnitee in writing that, at its own expense, it is assuming the defense of such Action, including the employment of counsel reasonably satisfactory to the Indemnitee. Upon written request by an Indemnitee, and assuming that Parent has not timely assumed such Indemnitee's defense pursuant to the preceding sentence, Parent and the Surviving Corporation, acting jointly and severally, shall advance all reasonable attorney's fees and expenses incurred by such Indemnitee in connection with any Action, provided, that the Indemnitee shall first provide a written undertaking to Parent and the Surviving Corporation to repay all such fees and expenses when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law; such judicial determination also shall mean that Parent shall have no indemnification obligation hereunder to that Indemnitee. Any Indemnitee shall have the right to employ separate counsel in defense of any Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee and such counsel shall not appear in the Action, unless (x) Parent shall have failed to assume the defense as provided above or (y) Parent and the Indemnitee are both party to such Action and the Indemnitee determines in good faith upon advice of counsel that joint representation would be inappropriate. If Parent elects not to defend against any Action, or fails to notify an Indemnitee of its election within the required period of time, such Indemnitee may defend, compromise, settle or consent to the entry of a judgment in such Action without the consent of Parent. Parent will not, without prior written consent of the Indemnitee (which consent shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate an Action, except consent shall not be required if such settlement, compromise, consent or termination includes an unconditional release of such Indemnitee from all liabilities arising out of such Action. If Parent elects to defend against an Action, no Indemnitee shall take any action to settle or compromise such Action or consent to the entry of a judgment therein. Each Indemnitee shall cooperate with all reasonable requests of Parent relating to the defense, resolution, compromise or settlement of any Action. The obligations of Parent and the Surviving Corporation under this
Section 5.5(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action asserted or made within such period shall continue until the final disposition of such Action.

          (b) Without limiting the foregoing, Parent, Acquisition and the Company agree that (i) all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the "Indemnitees") as provided in the charters and/or bylaws (or similar organizational documents) of the Company and its Subsidiaries or in any indemnification agreement listed on Exhibit 5.5(a) shall survive the Merger, and (ii) for a period of six years from the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Law or each Indemnitee affected thereby otherwise consents in writing thereto.

          (c) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions contemplated hereby ("D&O Insurance"), covering Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to Indemnitees than such existing insurance; provided, that the Surviving Corporation shall not be required to pay an annual premium therefor in excess of 300% of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, further, that if the existing D&O Insurance expires, is terminated or canceled, or if 300% of the Current Premium is insufficient to maintain or procure the coverage contemplated by this Section 5.5(c), during such six-year period, the Surviving Corporation will use its commercially reasonable efforts to obtain as much comparable insurance as can be obtained for 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers that have an insurer financial strength rating by A.M. Best Co. of at least "A," which policies provide the Indemnitees with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions contemplated hereby, on terms that are no less advantageous to Indemnitees than the Company's existing D&O Insurance. If such prepaid policies have been obtained prior to the Effective Time, then the Surviving Corporation shall maintain such policies in full force and effect and continue the obligations thereunder.

          (d) If any of Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then Parent and the Surviving Corporation shall cause proper provisions to be made so that such Person assumes the obligations set forth in this Section 5.5.

          (e) This Section 5.5, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to bind Parent and the Surviving Corporation and inure to the benefit of the Indemnitees, each of whom may enforce the provisions of this
Section 5.5 (whether or not parties to this Agreement). The provisions of this
Section 5.5 are in addition to, and not in lieu of, any other rights to indemnification, contribution or exculpation of liability that any Indemnitee may be entitled to or hereafter acquire under any Law, agreement or provision of the Company's, the Surviving Corporation's or any Subsidiary's certificate of incorporation or bylaws or otherwise.

          (f) To the extent permitted by Law, Parent and the Surviving Corporation shall be jointly and severally liable to pay all reasonable expenses, including reasonable attorney's fees and expenses, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations set forth in this Section 5.5. The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee without the prior written consent of such Indemnitee and shall survive the consummation of the Merger, it being expressly agreed that the Indemnified Parties to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5.

     5.6. Reasonable Best Efforts.

          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required hereunder to pay any funds to obtain any third party consent.

          (b) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

          (c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers and employees to provide all necessary cooperation reasonably requested by Parent or Acquisition in connection with the arrangement of, and the negotiation of agreements with respect to, the financing contemplated by the Financing Letters (the "Financing") or any Alternative Financing (as hereinafter defined), including (i) by making available to Parent and Acquisition and such financing sources and their representatives and personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows) personnel, representatives, documents and information of the Company and its Subsidiaries as may reasonably be requested by Parent or Acquisition or such financing sources (ii) if applicable, by cooperating with financing sources in achieving a timely offering and/or syndication of the Financing or any Alternative Financing reasonably satisfactory to Parent and Acquisition and such financing sources and (iii) by using reasonable best efforts to cause the Company's independent accountants to provide any reports, consents and comfort letters reasonably requested in connection with the Financing or any Alternative Financing.

          (d) Parent and Acquisition shall use their respective commercially reasonable efforts to arrange financing for the transactions contemplated hereby on the terms and conditions described in the Financing Letters, including their respective commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) satisfy all conditions applicable to Parent and Acquisition in such definitive agreements that are within their respective control. If any portion of the Financing becomes unavailable on the terms and conditions described in the Financing Letters, then Parent and Acquisition shall use their respective commercially reasonable efforts to obtain any such portion from alternative sources (the "Alternative Financing"); provided, that Parent and Acquisition shall be under no obligation to obtain such Alternative Financing unless it can be obtained on terms which are in the aggregate no less favorable to Parent, the Surviving Corporation and the stockholders of Parent than the terms of the Financing Letters. Parent shall give the Company prompt written notice of any material breach by any party of any of the Financing Letters of which it has knowledge or any termination of any of the Financing Letters. Parent and Acquisition shall keep the Company informed of all material developments with respect to their respective efforts to arrange the financing for the transactions contemplated hereby and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the Financing Letters without (i) the prior written consent of the Company (acting through the Special Committee) if such amendment, modification or waiver would materially and adversely affect the likelihood that the Financing contemplated thereby will be obtained and (ii) in the case of an amendment not covered by clause (i), notice to the Company.

     5.7. Publicity. The parties hereto will consult with each other and will mutually agree upon any press release or other public announcement pertaining to the Merger, the Debt Offers, the Financing, any Alternative Financing or this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except pursuant to
Section 5.2 or as may be required by applicable Law or any rule or regulation of any United States securities exchange on which securities of the releasing party are listed, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts, taking into account the circumstances of the required disclosure, to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties hereto have agreed that the Company may issue the press release attached hereto as Exhibit 5.7 promptly following the execution and delivery of this Agreement.

     5.8. Consents and Approvals; State Takeover Laws.

          (a) Parent, Acquisition and the Company shall cooperate with one another in (i) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, agreements, commitments, leases, licenses, arrangements, instruments or obligations, in connection with the consummation of the transactions contemplated hereby and (ii) seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of the parties hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division") and any other applicable Governmental Entity any notification required to be filed by it or its "ultimate parent" company under any applicable Competition Laws and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Such parties will use their reasonable best efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by any such Governmental Entity. Each of the parties hereto agrees to furnish the other with copies of all material correspondence, filings and communications between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Merger, other than personal financial information filed therewith.

          (b) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent, Acquisition or the Company or any of their respective affiliates in connection with the Merger or the taking of any other action contemplated by this Agreement. Each party hereto will use its reasonable best efforts to obtain prior to the Effective Time any consent, approval or waiver from third parties necessary to allow the Company and its Subsidiaries to continue operating their businesses as presently conducted as a result of the consummation of the transactions contemplated hereby.

          (c) Each party hereto agrees to furnish the other with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary under the provisions of any applicable Competition Law.

          (d) Without limiting the foregoing, the Company and its Board of Directors (acting through the Special Committee) shall (i) use their commercially reasonable efforts to take all action necessary or otherwise reasonably requested by Parent or Acquisition to exempt the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar Law and (ii) if any takeover, business combination, control share acquisition or similar Law becomes applicable to this Agreement or the Merger, use their commercially reasonable efforts to take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

     5.9. Notification of Certain Matters. Each party shall use its best efforts to give prompt written notice to each other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement that is qualified as to materiality being or becoming as of any time between the date of this Agreement and the Effective Time untrue or inaccurate at such time in any respect or any such representation or warranty that is not so qualified being or becoming as of any time between the date of this Agreement and the Effective Date untrue or inaccurate in any material respect, (d) the failure of it to comply with or satisfy in any material respect any obligation to be complied with or satisfied by it under this Agreement or (e) the commencement or threat of, or any material development with respect to, any Company Litigation or any other action, suit, investigation, inquiry or proceeding which relates to the consummation of the transactions contemplated hereby or the issuance of any Order affecting the Company or any of its Subsidiaries or any of their respective properties or assets, in either case which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1. The delivery of any notice pursuant to this Section 5.9 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party or parties receiving such notice.

     5.10. Continuation of Employee Benefits.

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor in accordance with their terms all of the existing employment, severance, consulting, salary continuation and similar agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

          (b) Until the first anniversary of the Effective Time, the Surviving Corporation shall not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.10(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable Law.

          (c) To the extent permitted under applicable Law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, for purposes of determining
(i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

          (d) This Section 5.10, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein, is intended to benefit and bind the Surviving Corporation and any Person (including such Person's heirs, executives, administrators and other representatives) referenced in this Section 5.10, each of whom may enforce the provisions of this Section 5.10 whether or not parties to this Agreement. Except as provided in paragraph (a) above, nothing contained in this Section 5.10 shall create any third party beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation with respect to continued employment for any specified period.

     5.11. Preparation of the Proxy Statement; Special Meeting.

          (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Proxy Statement, and the parties hereto shall prepare in accordance with the provisions of the Exchange Act and file with the SEC the Schedule 13E-3. The parties will cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Company will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after such filing, and the parties hereto will use their commercially reasonable efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each party agrees to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading in any material respect. The Company will as promptly as practicable notify Parent of (i) the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3 and (ii) any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information. The parties hereto shall provide each other with reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment or supplement thereto) and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that the Company shall consult with Parent in connection with the preparation of all such documents or responses and give due consideration to all comments reasonably proposed by Parent in respect of such documents and responses), prior to filing such documents with or sending such documents to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If, at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

          (b) The Company shall, acting through its Board of Directors and in accordance with applicable Law and the Certificate of Incorporation and the Bylaws of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as reasonably practicable after the date hereof (and, in no event later than 45 days after the mailing of the Proxy Statement to the stockholders of the Company) for the purpose of considering and taking action upon this Agreement and the Merger and, subject to Section 5.2(d), shall solicit proxies in favor of approval of this Agreement and the Merger. Subject to Section 5.2(d), the Board of Directors of the Company shall recommend approval of this Agreement and the Merger by the Company's stockholders and shall include such recommendation, together with a copy of the opinion referred to in Section 3.1(m), in the Proxy Statement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.11(b) shall not be affected by
(i) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (ii) an Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to Section 7.1(g), the Company's obligations pursuant to the first sentence of this Section 5.11(b) shall terminate. The Company may, if it has complied with the provisions of Section
5.2 and this Section 5.11, and if it receives a written bona fide Company Acquisition Proposal that it reasonably expects could result in a Superior Proposal, delay the mailing of the Proxy Statement or the holding of the Special Meeting, in each case, for such time (not to exceed ten business days) as is necessary for the Board of Directors of the Company (acting through the Special Committee) to consider such Company Acquisition Proposal and to determine the effect, if any, on its recommendation in favor of the Merger.

     5.12. Consequences If Rights Are Triggered. If any Distribution Date (as defined in the Rights Agreement) or Shares Acquisition Date (as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Parent, Acquisition or their respective affiliates, the Company, Parent and Acquisition shall make such adjustment to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Parent and Acquisition shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.

     5.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

     5.14. Debt Tender Offers.

          (a) At such time as requested by Parent and Acquisition (provided that Parent and Acquisition shall coordinate with the Company regarding such timing), the Company shall (i) commence cash tender offers to purchase all of the Company's outstanding 9-1/2% Senior Subordinated Notes due 2009 (the "9-1/2% Notes") and all of the Company's 7-1/2% Senior Subordinated Notes due 2013 (the "7-1/2% Notes" and, together with the 9-1/2% Notes, collectively, the "Senior Subordinated Notes") and (ii) solicit the consent of the holders of the 9-1/2% Notes regarding the amendments (the "9-1/2% Notes Indenture Amendments") described on Part A of Exhibit 5.14 hereto to the covenants contained in the Indenture, dated as of June 11, 2001, among the Company, certain Subsidiaries of the Company, as guarantors, and U.S. Bank Trust National Association, as trustee, and the consent of the holders of the 7-1/2% Notes regarding the amendments (the "7-1/2% Notes Indenture Amendments" and, together with the 9-1/2% Notes Indenture Amendments, collectively, "Indenture Amendments") described on Part B of Exhibit 5.14 hereto to the covenants contained in the Indenture, dated as of August 12, 2003, among the Company, certain Subsidiaries of the Company, as guarantors, and U.S. Bank Trust National Association, as trustee. Such offers to purchase and consent solicitations (the "Debt Offers") shall be made on such terms and conditions as are described on Exhibit 5.14 and such other terms and conditions agreed to by Parent and Acquisition; provided, that, in any event, the parties agree that the terms and conditions of the Debt Offers shall provide that the closing thereof shall be contingent upon the closing of the Merger. The Company shall waive any of the conditions to the Debt Offers (other than the conditions that the closing thereof shall be contingent on the closing of the Merger and that there shall be no Order or injunction prohibiting consummation of the Debt Offers) and make any other changes in the terms and conditions of the Debt Offers as may be reasonably requested by Parent and Acquisition (other than a change that decreases the applicable price payable for each Senior Subordinated Note), and the Company shall not, without Parent's and Acquisition's prior consent, waive any condition to the Debt

Offers described on Exhibit 5.14, or make any changes to the terms and conditions of the Debt Offers. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions to the Debt Offers, it will accept for payment, and pay for, the Senior Subordinated Notes and effect the Indenture Amendments, in each case contemporaneously with, and contingent upon, the Effective Time. The Company shall enter into customary dealer manager agreements and customary information agent agreements with a dealer manager and information agent, respectively, recommended by Parent (and reasonably acceptable to the Company).

          (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Parent and Acquisition, an offer to purchase the 9-1/2% Notes and an offer to purchase the 7-1/2% Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits that may be necessary or advisable in connection with the Debt Offers (collectively, the "Offer Documents"). In the event that this Agreement is terminated in accordance with Article VII, the Company will have the right to amend the Offer Documents and/or to terminate the Debt Offers without Parent's consent. All mailings to the holders of Senior Subordinated Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Parent and Acquisition (such approval not to be unreasonably withheld, delayed or conditioned). The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes as promptly as practicable following receipt of the request from Parent and Acquisition under paragraph (a) above to do so.

         If at any time prior to the Effective Time any information should be discovered by any party hereto, which should be set forth in an amendment or supplement to the Offer Documents mailed to holders of Senior Subordinated Notes so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be prepared by the Company and, if required, filed by the Company with the SEC or disseminated by the Company to the holders of the Senior Subordinated Notes.

     5.15. Stock Purchases. Between the date hereof and the Meeting Date, Parent and Acquisition shall not, and they shall cause their affiliates not to, purchase, sell, assign, encumber or otherwise participate in any transfer of shares of Company Common Stock.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable Law, by each party hereto prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been adopted at the Special Meeting (or an adjournment thereof) by the Required Vote and the Disinterested Vote.

          (b) (i) All applicable waiting periods (including any extensions thereof) under any Competition Law applicable to the transactions contemplated hereby shall have expired or been terminated, (ii) all actions required by, or filings required to be made with, any Governmental Entity under any such Competition Law that are necessary to permit the consummation of the transactions contemplated hereby shall have been taken or made, and (iii) all consents, approvals and actions of, filings with, and notices to, all other Governmental Entities required of Parent, Acquisition or the Company or any of their respective Subsidiaries or other affiliates in connection with the transactions contemplated hereby shall have been made, obtained or effected, as the case may be, except, in the case of clauses (ii) and (iii) above, for those, the failure of which to be made, obtained or effected does not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the condition set forth in this
Section 6.1(b) may not be asserted by any party hereto whose breach of its obligations hereunder has resulted in a failure to obtain such required approval.

          (c) No Order or Law shall be in effect that enjoins or prohibits the consummation of the Merger or the other transactions contemplated hereby; provided, that prior to invoking this condition, each party hereto shall use its commercially reasonable efforts to have any such legal prohibition or restraint removed.

     6.2. Conditions to the Obligation of Parent and Acquisition to Effect the Merger. The obligation of Parent and Acquisition to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by Parent and Acquisition, on or prior to the Effective Time, to the extent permitted by applicable Law:

          (a) Each of the representations and warranties of the Company (i) set forth in Sections 3.1(a) (first sentence only), 3.1(b), 3.1(c)(i), 3.1(c)(ii)(A), 3.1(k) (with respect to Section 4.2), 3.1(o), 3.1(p), 3.1(w),
3.1(x) and 5.4(a) of this Agreement (the "Specified Sections") shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date) and (ii) set forth in this Agreement (other than the Specified Sections) shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph) as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be true and correct do not and would not reasonably be expected to have a Company Material Adverse Effect; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (b) The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent and Acquisition shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

          (c) The Company shall have received all written consents, waivers and authorizations necessary to provide for the continuation in full force and effect after the Effective Time of all contracts, agreements, commitments, leases, licenses, arrangements, instruments and obligations of the Company and its Subsidiaries which, if not so continued as a result of the consummation of the Merger, could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d) There shall not have occurred after the date of this Agreement (i) a change or proposed change in Laws (including all changes or proposed changes in payment or reimbursement by government payors) other than the final regulatory changes announced by the Center for Medicare and Medicaid Services on August 2, 2004 applicable to long term acute care hospitals operated as "hospitals within hospitals" or "satellites" that does have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) any event, change, condition, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e) Parent and Acquisition shall have obtained the proceeds of the Bank Financing substantially on the terms contemplated by the Senior Bank and Bridge Loan Commitment Letter or proceeds of Alternative Financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.

          (f) Not less than a majority of the aggregate principal amount of the 9-1/2% Notes and not less than a majority of the aggregate principal amount of the 7-1/2% Notes shall have been tendered and accepted for payment by the Company in accordance with the terms and conditions of the Debt Offers, and the Indenture Amendments shall have been approved and shall have become effective, in each case concurrently with the effectiveness of the Merger.

          (g) The total number of Dissenting Shares shall not exceed 8% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

          (h) The Company shall have delivered to Parent on the Closing Date a complete, accurate and valid statement conforming with Treasury Regulation
Section 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code.

     6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived, in whole or in part by the Company, on or prior to the Effective Time, to the extent permitted by applicable Law:

          (a) The representations and warranties of Parent and Acquisition set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Acquisition set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date); and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

          (b) Parent and Acquisition shall have performed in all material respects the obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent and Acquisition by their respective presidents to the effect set forth in this paragraph.

          (c) Parent and Acquisition shall have obtained the proceeds of the Financing or Alternative Financing in an aggregate amount that is sufficient to allow the Surviving Corporation to fulfill its obligations under Article II hereof.

          (d) The Board of Directors of the Company (including the Special Committee if such committee continues to exist) shall have received a certificate substantially in the form of the closing "solvency" certificate to be delivered in connection with the Bank Financing or Alternative Financing, as the case may be.

                                  ARTICLE VII

                           TERMINATION AND ABANDONMENT

     7.1. Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

          (a) by mutual written consent of the Company, Parent and Acquisition;

          (b) by Parent or the Company, if any court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits consummation of such transactions;

          (c) by Parent or the Company, if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Standard Time, on April 30, 2005 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill or breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (d) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (in either case, other than as a result of a material breach by Parent or Acquisition of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);

          (e) by the Company, if (i) any of the representations and warranties of Parent and Acquisition contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied, or (ii) Parent or Acquisition shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty-day period extend beyond the second day preceding the Termination Date);

          (f) by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company shall have failed to recommend to the Company's stockholders that they approve this Agreement, the Merger and the other transactions contemplated hereby at the Special Meeting,
(iii) a tender or exchange offer that would constitute a Company Acquisition Proposal is commenced on or after the date of this Agreement and the Board of Directors of the Company or any committee thereof fails to recommend against or in favor of acceptance of such tender or exchange offer by the stockholders of the Company (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the stockholders of the Company) within ten business days from the commencement thereof or (iv) if the Board of Directors of the Company or any committee thereof resolves to take any of the foregoing actions;

          (g) by the Company, at any time prior to obtaining the Company Stockholder Approval, upon the Board of Directors of the Company (acting through the Special Committee but only if such committee still exists) resolving to enter into, subject to the terms of this Agreement, including Section 5.3, a definitive agreement containing a Company Acquisition Proposal by a third party; provided, that (i) the Board of Directors of the Company (acting through the Special Committee but only if such committee still exists) shall not so resolve unless (A) the Company shall have complied with its obligations under Section 5.2, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Law, and (C) the Company shall have fully negotiated the final terms of such Company Acquisition Proposal; (ii) immediately following the Board of Directors of the Company (acting through the Special Committee) so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the Person making, and the final terms and conditions of, such Company Acquisition Proposal; and (iii) the Company shall have the right to enter into such a definitive agreement (a "Permitted Alternative Agreement") so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 5.3, (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this
Section 7.1(g) and (C) immediately following the execution of such agreement, such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent; or

          (h) by Parent or the Company, if the Special Meeting is held and the Company fails to obtain the Company Stockholder Approval at the Special Meeting (or any reconvened meeting after any adjournment thereof).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

     7.2. Effect of Termination.

          (a) In the event of any termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective affiliates, officers, directors or stockholders, except that the last sentence of Section 5.1(a), Section 5.3,
Section 5.4, this Section 7.2 and Article VIII shall survive such termination.

          (b) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, the Company acknowledges and agrees that its sole and exclusive remedy for any claim asserted by the Company against Parent or Acquisition, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or the terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof shall be limited to the remedy as agreed to in the Contingency Letter Agreement among WCAS, the Company and Parent dated of even date herewith (the "Contingency Letter Agreement") and such remedy shall only be available if this Agreement shall have been terminated by the Company pursuant to Section 7.1(e) and such breaches or claimed breaches by Parent and/or Acquisition giving rise to such termination were knowing and willful.

          (c) Except for the termination rights provided in Section 7.1 and except as otherwise provided in Section 8.2, Parent and Acquisition acknowledge and agree that: (i) for any claim asserted by Parent or Acquisition against the Company, including, without limitation, any claim that arises out of or relates in any way to the negotiation, entry into, performance, or terms of this Agreement or the transactions contemplated hereby or the breach or claimed breach thereof, Parent and Acquisition shall be entitled to only a single recovery, and such recovery shall be as specified in Section 5.3 hereof; (ii) such recovery shall be Parent and Acquisition's sole and exclusive remedy with respect to any such claim, and all other damages or remedies, at law or in equity (including provisional remedies) are waived; (iii) it is the intent of Parent and Acquisition that the limitations imposed hereby on remedies and the measure of damages shall apply regardless of the theory upon which recovery hereunder is sought.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1. Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time except for covenants and agreements that contemplate performance after the Effective Time (which covenants and agreements shall survive in accordance with their terms).

    8.2. Specific Performance. The parties hereto acknowledge and agree that any breach or threatened breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies (provided that if a party seeks a remedy pursuant to Section 5.3(b) in connection with a breach, such remedy shall be such party's sole and exclusive remedy with respect to such breach), each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     8.3. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

          (a) if to Parent or Acquisition, to it:

              c/o Welsh, Carson, Anderson & Stowe IX, L. P.
              320 Park Avenue, Suite 2500
              New York, New York 10022-6815
              Attn: Sean M. Traynor
              Facsimile: (212) 893-9566

              with a copy to:

              Ropes & Gray LLP
              45 Rockefeller Plaza
              New York, New York 10111
              Attn: Othon A. Prounis, Esq.
              Facsimile: (212) 841-5725

          (b) if to the Company, to:

              Select Medical Corporation
              4716 Old Gettysburg Road
              Mechanicsburg, Pennsylvania 17055
              Attn:  David S. Chernow, James E. Dalton, Jr. and
                     Michael E. Tarvin, Esq.
              Facsimile: (717) 975-9981
              with a copy to:

              Foley & Lardner LLP
              777 East Wisconsin Avenue
              Milwaukee, Wisconsin 53202
              Attn:  Jay O. Rothman, Stephen A. Crane and Steven Vazquez
              Facsimile:  (414) 297-4900


     8.4. Interpretation. As used herein, the words "hereof", "herein", "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article" and "Section" are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". Unless otherwise provided herein, each accounting term used in this Agreement has the meaning given to it in accordance with GAAP. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. When used herein, the phrase "to the knowledge of" any Person or any similar phrase shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.4 and shall include only their actual knowledge obtained in their respective capacities with Parent, Acquisition or the Company, as the case may be, without any imputation of the actual or imputed knowledge of any other Person or duty to conduct any inquiry or investigation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement or statute referred to herein means such agreement or statute as from time to time amended, qualified or supplemented, including, in the case of statutes, by succession of comparable successor statutes. References to the Securities Act and to the Exchange Act are also references to the rules and regulations of the SEC promulgated thereunder. References to a Person are also to its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Any standard of materiality included in this Agreement, including any dollar thresholds specified in Section 3.1 or Section 4.2, shall not by reason only of such inclusion be deemed to constitute evidence of a Company Material Adverse Effect or a Parent Material Adverse Effect.

     8.5. Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedules and exhibits hereto, together with the confidentiality, nondisclosure and standstill provisions of the Confidentiality Agreement and the Contingency Letter Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (other than the confidentiality, nondisclosure and standstill provisions of the Confidentiality Agreement which shall survive the execution and delivery of this Agreement). This Agreement shall be binding upon and inure to the benefit of each party hereto and to their respective successors and permitted assigns, and, except as provided in Sections 5.3(b), 5.5 and 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.7. Amendment. This Agreement may be amended, modified or supplemented, only by written agreement of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, that (a) after Company Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that requires further approval by the stockholders of the Company without so obtaining such further stockholder approval and (b) the Board of Directors of the Company (acting through the Special Committee) shall approve any such amendment, modification or supplement.

     8.8. Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, acting through the Special Committee), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts required hereby, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 7.2, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     8.9. Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

     8.10. Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have complete subject matter jurisdiction, any other court of the State of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     8.11. Assignment. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment in violation of the foregoing shall be null and void.

     8.12. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as neither the economic nor legal substance of the transactions contemplated herein is affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     8.13. Obligation of Parent. Notwithstanding anything to the contrary in this Agreement, whenever this Agreement requires Acquisition or the Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Acquisition or the Surviving Corporation to take such action and a guarantee of performance thereof.

               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                           THE COMPANY:

                           SELECT MEDICAL CORPORATION



                           By: /s/ Michael E. Tarvin
                              --------------------------------------
                              Name:  Michael E. Tarvin
                              Title: Senior Vice President,
                                     General Counsel and Secretary


                          PARENT:

                          EGL HOLDING COMPANY



                          By: /s/ Sean M. Traynor
                             --------------------------------------
                             Name: Sean M. Traynor
                             Title: Chief Executive Officer


                          ACQUISITION:

                          EGL ACQUISITION CORP.



                          By: /s/ Sean M. Traynor
                             ---------------------------------------
                             Name: Sean M. Traynor
                             Title: Chief Executive Officer